                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

                                                        SEC FILE NUMBER: 0-14213

                                                       CUSIP NUMBER: 902988 10 4
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(CHECK ONE):
| | Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB  [ ] Form N-SAR

         For Period Ended:       December 31, 2002
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         [  ]  Transition Report on Form 10-K
         [  ]  Transition Report on Form 20-F
         [  ]  Transition Report on Form 11-K
         [  ]  Transition Report on Form 10-Q
         [  ]  Transition Report on Form N-SAR
         For the Transition Period Ended:
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   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant                                  U.S. MICROBICS, INC.
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Former Name if Applicable
Address of Principal Executive Office (Street and Number)
                                                         5922-B FARNSWORTH COURT
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City, State and Zip Code                                 CARLSBAD, CA 92005
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PART II - RULES 12B-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25 (b), the following should be completed. (Check box if appropriate)

     [x] (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [_] (b) The subject annual report, semi-annual report; transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     | | (c) The accountant's statement or other exhibit required by Rule12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant is unable to file the subject report in a timely manner because the registrant is in the process of completing its 10-KSB for the year ended September 30, 2002, and the 10-QSB cannot be completed and filed until the 10-KSB is completed and filed.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification

         CONRAD NAGEL                                760-918-1860 X111
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                 (Name)                           (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If answer is no, identify report (s). || Yes [X] No

10-KSB for the year ended September 31, 2002.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?
[ ] Yes |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              U.S. Microbics, Inc.
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                  (name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2003                     By: /s/ Conrad Nagel
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                                            Conrad Nagel, CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filled with the form.

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                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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